Exhibit 99.1

November 14, 2007

Tetra Tech Reports Fourth Quarter Results
Achieves 20% EPS, 10% Revenue, and 20% Backlog Growth

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) today announced results for the fourth quarter ended September 30, 2007.  The Company exceeded its earnings and revenue guidance for the quarter, delivering growth of 20.0% and 9.9% in EPS and revenue, respectively, and achieving new record backlog.

Fourth Quarter Results

Revenue in the quarter was $434.8 million, up 9.9% from $395.6 million, and revenue, net of subcontractor costs, was $275.5 million, up 9.8% from $250.9 million for the same quarter last year.  Income from operations for the quarter was $24.5 million, up 22.3% from $20.0 million for the same quarter last year.  Net income for the quarter was $14.1 million, up 19.7% from $11.8 million for the same quarter last year.  Diluted earnings per share (EPS) for the quarter was $0.24.  This represents a 20.0% increase from $0.20 for the same quarter last year.  Backlog at the end of the quarter was a record $1.26 billion, up 19.8% from $1.05 billion at the end of the same quarter last year.  Cash provided by operations for the quarter was $34.5 million, up 23.0% from $28.0 million for the same quarter last year.

Compared to the same quarter last year, the resource management segment experienced strong growth in revenue, net of subcontractor costs, driven primarily by robust state and local government markets.  The infrastructure segment also experienced growth in revenue, net of subcontractor costs, primarily as a result of increased commercial work.

Fiscal Year Results

Revenue for fiscal 2007 was a record $1.55 billion, up 9.8% from $1.41 billion, and revenue, net of subcontractor costs, was a record $1.01 billion, up 5.7% from $958.6 million for the same period last year.  Income from operations for fiscal 2007 was a record $86.3 million, up 24.2% from $69.5 million for the same period last year.  Net income for fiscal 2007 was $46.4 million, up 26.6% from $36.6 million for the same period last year.  Diluted EPS for fiscal 2007 was $0.79, up 25.4% from $0.63 for the same period last year.

Tetra Tech CEO Dan Batrack commented, “We are pleased with our strong performance in the fourth quarter, which capped a solid year of growth and record accomplishments at Tetra Tech.  Each of our business segments performed well, and we continued to win major key contracts.  We are also pleased to report on the continued strong, broad-based demand for our services, which resulted in new record backlog of over $1.2 billion.  Moreover, our operating margin continued to improve as planned, we achieved strong cash generation in the quarter and the fiscal year, and we made several strategic acquisitions in the fiscal year which will contribute to our future success.”

	Three Months Ended		Fiscal Year Ended
In thousands (except EPS data)	September 30, 2007	October 1, 2006	September 30, 2007	October 1, 2006
Revenue	$434,765	$395,565	$1,553,888	$1,414,704
Revenue, net of subcontractor costs	275,459	250,947	1,012,915	958,641
Income from operations	24,470	20,008	86,297	69,495
Interest income (expense), net	(389)	218	(2,290)	(5,098)
Loss on retirement of debt	—	—	(4,226)	—
Income tax expense	(9,947)	(8,735)	(33,437)	(27,933)
Income from continuing operations	14,134	11,491	46,344	36,464
Income (loss) from discontinued operations, net of tax	(44)	279	9	140
Net income	$14,090	$11,770	$46,353	$36,604

Basic EPS:
Income from continuing operations	$0.24	$0.20	$0.80	$0.64
Income from discontinued operations, net of tax	—	—	—	—
Net income	$0.24	$0.20	$0.80	$0.64

Diluted EPS:
Income from continuing operations	$0.24	$0.20	$0.79	$0.63
Income from discontinued operations, net of tax	—	—	—	—
Net income	$0.24	$0.20	$0.79	$0.63

Weighted average common shares outstanding:
Basic	58,227	57,658	57,948	57,376
Diluted	58,911	58,078	58,553	57,892

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Business Outlook

The following statements are based on current expectations.  These statements are forward-looking and the actual results could differ materially.  These statements do not include the potential impact of transactions that may be completed or developments that become evident after the date of this release.  The Business Outlook section should be read in conjunction with the information on forward-looking statements at the end of this release.

Tetra Tech expects diluted EPS for the first quarter of fiscal 2008 to be in the range of $0.19 to $0.21.  Revenue, net of subcontractor costs, for the first quarter is expected to range from $280 million to $300 million.  For fiscal 2008, Tetra Tech expects diluted EPS to be $0.86 to $0.93.  Revenue, net of subcontractor costs, for fiscal 2008 is expected to range from $1.11 billion to $1.21 billion.

Mr. Batrack concluded, “In fiscal 2008, we plan to exceed $1.8 billion in revenue, continue to win larger, more strategic contracts, particularly with the U.S. Army Corp of Engineers, and continue to expand our services in the commercial and international marketplace.”

Webcast

Investors will have the opportunity to access a live audio-visual webcast and supplemental financial information concerning the fourth quarter results through a link posted on the Company’s web site at www.tetratech.com on November 15, 2007 at 8:00 a.m. (PST).

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, and technical services. With approximately 8,500 associates located in the United States and internationally, the Company supports commercial and government clients in the areas of resource management and infrastructure.  Tetra Tech’s services include research and development, applied science and technology, engineering design, program management, construction management, and operations and maintenance.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 351-4664

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are: fluctuations in quarterly operating results; the impact of downturns in the financial markets and reductions in government budgets; volatility of common stock value; concentration of revenues from government agencies and funding disruptions by these agencies; failure to properly manage projects; acquisition strategy risks; management of growth strategy; use of the percentage-of-completion method

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of accounting; adverse resolution of an IRS examination; loss of key personnel or the inability to attract and retain qualified personnel; implementation of the enterprise resource planning system; international operations risks; credit risks associated with commercial clients; violations of government contractor regulations; competitive bidding for government contracts; the affect of a negative government audit; the inability to accurately estimate contract risks, revenue, and costs; backlog cancellation and adjustments; client base consolidation; failure of partners to perform on joint projects; inability to find qualified subcontractors; changes in existing environmental laws, regulations, or programs; competition; restrictive covenants in debt agreements; risks of professional and other liabilities; adverse resolution of litigation; conflict of interest issues; changes in accounting for equity-related compensation; expenses associated with corporate governance; and disruption of operations due to computer viruses or terrorism. Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change. Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year. Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.

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TETRA TECH, INC.

Consolidated Balance Sheets

(in thousands, except par value)

	September 30, 2007	October 1, 2006
Assets
Current Assets:
Cash and cash equivalents	$76,741	$65,353
Accounts receivable - net	437,315	346,543
Prepaid expenses and other current assets	28,496	21,757
Income taxes receivables	—	5,063
Current assets of discontinued operations	304	865
Total current assets	542,856	439,581
Property and equipment:
Land and buildings	6,630	1,810
Equipment, furniture and fixtures	100,391	77,415
Leasehold improvements	10,738	8,798
Total	117,759	88,023
Accumulated depreciation and amortization	(63,382)	(56,033)
Property and equipment - net	54,377	31,990
Deferred income taxes	12,342	12,909
Income taxes receivable	33,800	33,800
Goodwill	180,952	158,581
Intangible assets - net	5,166	4,507
Other assets	15,576	17,893
Non-current assets of discontinued operations	2,418	2,418
Total Assets	$847,487	$701,679

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$154,560	$104,626
Accrued compensation	78,029	67,592
Billings in excess of costs on uncompleted contracts	55,172	41,345
Deferred income taxes	13,035	15,386
Income taxes payable	1,576	—
Current portion of long-term obligations	3,304	17,760
Other current liabilities	42,794	42,200
Current liabilities of discontinued operations	11	359
Total current liabilities	348,481	289,268
Long-term obligations	81,080	57,608
Other long-term liabilities	2,223	—
Commitments and contingencies
Stockholders' Equity:
Preferred stock - authorized, 2,000 shares of $0.01 par value; no shares issued and outstanding as of September 30, 2007 and October 1, 2006	—	—
Common stock - authorized, 85,000 shares of $0.01 par value; issued and outstanding 58,387 and 57,676 shares as of September 30, 2007 and October 1, 2006, respectively	584	577
Additional paid-in capital	280,022	265,444
Accumulated other comprehensive (loss) income	(37)	1
Retained earnings	135,134	88,781
Total stockholders' equity	415,703	354,803
Total Liabilities and Stockholders' Equity	$847,487	$701,679

TETRA TECH, INC.

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Revenue	$434,765	$395,565	$1,553,888	$1,414,704
Subcontractor costs	(159,306)	(144,618)	(540,973)	(456,063)
Revenue, net of subcontractor costs	275,459	250,947	1,012,915	958,641
Other contract costs	(218,393)	(203,274)	(812,270)	(776,768)
Gross profit	57,066	47,673	200,645	181,873
Selling, general and administrative expenses	(32,596)	(27,665)	(114,348)	(112,378)
Income from operations	24,470	20,008	86,297	69,495
Interest (expense) income - net	(389)	218	(2,290)	(5,098)
Loss on retirement of debt	—	—	(4,226)	—
Income from continuing operations before income tax expense	24,081	20,226	79,781	64,397
Income tax expense	(9,947)	(8,735)	(33,437)	(27,933)
Income from continuing operations	14,134	11,491	46,344	36,464
Income (loss) from discontinued operations, net of tax	(44)	279	9	140
Net income	$14,090	$11,770	$46,353	$36,604

Basic earnings per share:
Income from continuing operations	$0.24	$0.20	$0.80	$0.64
Income (loss) from discontinued operations, net of tax	—	—	—	—
Net income	$0.24	$0.20	$0.80	$0.64
	—	—	—	—
Diluted earnings per share:
Income from continuing operations	$0.24	$0.20	$0.79	$0.63
Income from discontinued operations, net of tax	—	—	—	—
Net income	$0.24	$0.20	$0.79	$0.63

Weighted average common shares outstanding:
Basic	58,227	57,658	57,948	57,376
Diluted	58,911	58,078	58,553	57,892

TETRA TECH, INC

Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	September 30,	October 1,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$46,353	$36,604

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,723	12,696
Stock-based compensation	5,763	6,563
Excess tax benefits from stock-based compensation	(491)	(348)
Deferred income taxes	(1,785)	6,434
Write-off of unamortized debt financing costs	1,069	—
Provision for losses on contracts and related receivables	3,581	1,057
Gain on sale of discontinued operations	(414)	(2,061)
Gain on disposal of property and equipment	(732)	(307)

Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(85,611)	(27,888)
Prepaid expenses and other assets	(6,110)	264
Accounts payable	44,813	9,849
Accrued compensation	10,416	15,747
Billings in excess of costs on uncompleted contracts	6,226	(7,266)
Other liabilities	1,969	(3,958)
Income taxes receivable/payable	7,906	9,644
Net cash provided by operating activities	46,676	57,030

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(13,141)	(11,546)
Payments for business acquisitions, net of cash acquired	(31,343)	(1,995)
Proceeds from sale of discontinued operations	3,901	5,184
Proceeds from sale of property and equipment	896	636
Net cash used in investing activities	(39,687)	(7,721)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term obligations	(130,677)	(28,173)
Proceeds from borrowings under long-term obligations	128,000	10,000
Payment of deferred financing fees	(1,032)	—
Excess tax benefits from stock-based compensation	491	348
Net proceeds from issuance of common stock	7,617	7,008
Net cash provided by (used in) financing activities	4,399	(10,817)

NET INCREASE IN CASH AND CASH EQUIVALENTS	11,388	38,492
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	65,353	26,861
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$76,741	$65,353

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$6,564	$8,417
Income taxes, net of refunds received	$27,852	$11,979